Exhibit 10.1

AMENDMENT TO OFFER LETTER AND ADDENDUM
COMPANY POLICIES & CONDITIONS OF EMPLOYMENT

We refer you to that certain offer letter between Coach Inc. (“Coach”) and you, dated as of January 26, 2015, together with all attachments and exhibits thereto (collectively, the “Offer Letter”).  In consideration of your salary increase and equity award grant for FY 2017, the terms and conditions set forth in this addendum (the “Addendum”) will amend the terms and conditions set forth in your Offer Letter.  This Addendum will become effective as of the date you execute this Addendum.  Except as expressly supplemented by this Addendum, the terms and conditions of your Offer Letter will remain in full force and effect.  Please sign the acknowledgement at the end of this Addendum noting your understanding and agreement.

1.	Notice of Intent to Terminate Employment

The reference to the period of advance written notice of your intent to terminate your employment is changed from twelve (12) weeks to six (6) months.

2.	Garden Leave

In the event your employment is terminated for any reason (other than for “cause,” as defined in your Offer Letter) and Coach, at its sole discretion, elects to enforce its right to enjoin you from joining a competitor at any time during the period which you are subject to the non-competition covenant set forth in your Offer Letter (the “Restricted Period”), including preventing you from engaging in any of the activities prohibited by such covenant, Coach shall compensate you at your most recent base salary, subject to usual withholdings, to be paid monthly, during the remainder of the Restricted Period.  The foregoing payments will be made to you solely to the extent that severance or other termination payments are not paid to you during the remainder of the Restricted Period. Nothing herein shall impact or limit your right to receive any severance payments and benefits pursuant to the terms of your Offer Letter, except that it is expressly understood and agreed that (i) you will not be entitled to receive payments pursuant to this paragraph during any period you are receiving severance or other termination payments and (ii) your receipt of any severance or other termination payments shall not impact Coach’s right to enforce its rights under this Section 2 or otherwise.

If you do not sign and return this Addendum, it will be void and without effect and the value of your annual equity award grant will be reduced.

SIGNED FOR COACH	SIGNED BY ANDRE COHEN

/s/ Sarah Dunn	/s/ Andre Cohen

Sarah Dunn
Global HR Officer
Date: 9/8/16	Date: 9/8/16